CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders Putnam Arizona Tax Exempt Income Fund and Putnam Florida Tax Exempt Income Fund and:

We consent to the use of our reports dated July 12, 2006 and July 11, 2006, incorporated in this Registration Statement by reference, to the Putnam Arizona Tax Exempt Income Fund and the Putnam Florida Tax Exempt Income Fund, respectively, and to the references to our firm under the captions “Financial highlights” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS” in the Statement of Additional Information.

Boston, Massachusetts September 22, 2006